SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                              (Amendment No. _)(*)

                              CARREKER - ANTINORI
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   144433109
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                                 (CUSIP Number)

                                December 31, 1998
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            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |X| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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      (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 144433109                                            Page 1 of 3 pages
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(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    PAUL J. SCHUPF ASSOCIATES (TAX ID ####-##-####)

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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
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(3) SEC use only.

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(4) Citizenship or place of organization.

    USA
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        1,205,600

    (6) Shared voting power:
        0

    (7) Sole dispositive power:
        1,205,600

    (8) Shared dispositive power:


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(9) Aggregate amount beneficially owned by each reporting person.

     1,205,600
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
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(11) Percent of class represented by amount in Row 9.

     7.25%
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(12) Type of reporting person (see instructions).

     IA
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

ITEM 1A:          NAME OF ISSUER
                  CARREKER-ANTINORI

ITEM 1B:          14001 N DALLAS PARKWAY, SUITE 1100
                  DALLAS, TX 75240

ITEM 2A:          NAME OF PERSON FILING
                  PAUL J. SCHUPF ASSOCIATES

ITEM 2B:          ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  PO BOX 179, 27 PAYNE STREET
                  HAMILTON, NY 13346

ITEM 2C:          CITIZENSHIP
                  USA

ITEM 2D:          TITLE OF CLASS OF SECURITIES
                  COMMON STOCK

ITEM 2E:          CUSIP NUMBER
                  144433109

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) CHECK WHETHER THE PERSON FILING IS A:

                  (e) INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISORS ACT OF 1940

ITEM 4:           OWNERSHIP

ITEM 4A:          AMOUNT BENEFICIALLY OWNED: 1,205,600 SHARES

ITEM 4B:          PERCENT OF CLASS: 7.25%

ITEM 4C:          NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 1,205,600

ITEM 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  NOT APPLICABLE

ITEM 10:          CERTIFICATION:

                  BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

                  SIGNATURE:

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                                DATE:  FEBRUARY 11, 1999

                                                SIGNATURE:  /s/ PAUL J. SCHUPF

                                                NAME:  PAUL J. SCHUPF